PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 48 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                         February 20, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes -- Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. with 30 calendar days notice on any March
5 or September 5, commencing March 5, 1998.
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
Principal Amount:              $20,000,000                  Redemption
                                                              Percentage:             100%
Maturity Date:                 March 5, 2011
                                                            Annual Redemption
Interest Rate:                 7% per annum                   Percentage
                                                              Reduction:              N/A
Interest Accrual
  Date:                        March 5, 1996                Interest Payment
                                                              Period:                 Monthly
Interest Payment
  Dates:                       The fifth day of each        Specified Currency:       U.S. Dollars
                               month, commencing
                               April 5, 1996                Issue Price:              100%

                                                            Settlement Date
                                                              (Original Issue
Redemption Dates:              Redeemable in whole,           Date):                  March 5, 1996
                               but not in part, at the
                               option of Morgan             Book Entry Note or
                               Stanley Group Inc.             Certificated Note:      Book Entry Note
                               with 30 calendar days
                               notice on any March 5        Senior Note or
                               or September 5,                Subordinated Note:      Senior Note
                               commencing March 5,
                               1998                         Total Amount of OID:      N/A

Minimum                                                     Original Yield to
  Denomination:                $1000                          Maturity:               N/A

                                                            Initial Accrual
                                                              Period OID:             N/A

                                                            Trustee:                  Chemical Bank


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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated